Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $1.5 million for the nine months ended September 30, 2016, an increase of $156,000, or 12.0%, from net income of $1.3 million for the nine months ended September 30, 2015. The increase in net income resulted primarily from increases in net interest income of $409,000, and noninterest income of $398,000, offset by increases in the provision for loan losses of $310,000 and noninterest expense of $238,000. Net income for the quarter ended September 30, 2016 was $474,000 compared to $482,000 for the quarter ended September 30, 2015. The decrease was primarily due to an increase to the provision for loan losses of $172,000, increased noninterest expense of $22,000, a decrease to noninterest income of $12,000 and an increase in the provision for income tax of $22,000, offset by an increase to net interest income of $220,000. Diluted earnings per share for the nine months ended September 30, 2016 was $1.42, an increase of $0.33, or 30.3%, from $1.09 for the nine months ended September 30, 2015.

For the nine months ended September 30, 2016, net interest income increased $409,000, or 4.9%, to $8.7 million from $8.3 million for the nine months ended September 30, 2015. The increase was primarily due to an increase in interest on loans of $763,000, offset by decreases in interest on securities of $205,000, and an increase in deposit interest expense of $168,000. For the quarter ended September 30, 2016, net interest income increased $220,000 to $3.0 million from $2.8 million for the quarter ended September 30, 2015.

Provision for loan losses was $1.3 million for the nine months ended September 30, 2016, compared to $992,000 for the nine months ended September 30, 2015, an increase of $310,000, or 31.2%. This increase to the provision is based on increased loan volume and management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors, which led to an increase of $172,000 for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015.

Noninterest income increased $398,000, or 35.5%, to $1.5 million for the nine months ended September 30, 2016, from $1.1 million for the nine months ended September 30, 2015. The increase was due in large part to the increased gain on sale of loans of $471,000, along with an increase in net realized gain on sales of securities of $102,000. Offsetting these increases was an increase in loss on the disposal and write downs of assets of $253,000, which resulted primarily from $101,000 related to disposal of fixed assets and a $99,000 write down of a bank owned commercial property. The increase in gain on sale of loans was due to the sale of the guaranteed portion of two SBA loans. For the quarter ended September 30, 2016, noninterest income decreased $12,000 to $397,000 from $409,000 for the quarter ended September 30, 2015, due to the increase in loss on sale of other assets of $114,000 due in part to a partial charge off of a commercial property offset by an increase in gains on sale of securities of $102,000.

For the nine months ended September 30, 2016, noninterest expense increased $238,000, or 3.7%, to $6.6 million, from $6.4 million for the nine months ended September 30, 2015. The increase was primarily due to an increase of $223,000 in other expenses which consisted of expenses related to repossession of collateral, software, and repairs and maintenance. For the quarter ending September 30, 2016, noninterest expense increased $22,000 due primarily to an increase in other expense of $84,000 which includes increases related to repossession of collateral and software expense, offset by decreases of salaries and employee benefits of $55,000.

The provision for income taxes was $822,000 for the nine months ended September 30, 2016 compared to $719,000 for the nine months ended September 30, 2015, reflecting an increase in pretax income. Our effective tax rates were 35.9% and 35.4% for the nine months ended September 30, 2016 and 2015, respectively. Provision for income taxes for the quarter ending September 30, 2016 was $287,000 with an effective tax rate of 37.7% compared to the quarter ending September 30, 2015 of $265,000, with an effective tax rate of 35.4%.

Comparison of Financial Condition at September 30, 2016 and December 31, 2015

Total assets increased $14.6 million, or 5.4%, to $285.6 million at September 30, 2016 from $271.0 million at December 31, 2015. The increase was the result of increases in net loans, cash and cash equivalents and Bank-owned life insurance, partially offset by decreases in investment securities available for sale and interest receivable.

Cash and cash equivalents increased 48.6% to $10.2 million at September 30, 2016 from $6.8 million at December 31, 2015. Securities available for sale decreased $3.9 million, or 13.9%, to $24.2 million at September 30, 2016 from $28.1 million at December 31, 2015 with proceeds from sales and normal cash flow utilized to fund loan growth.

Net loans increased $14.6 million, or 6.7%, to $232.6 million at September 30, 2016 from $218.0 million at December 31, 2015. Growth in the loan portfolio was due primarily to increases in indirect consumer loans of $5.3 million in commercial and multi-family real estate loans of $4.4 million, and in construction loans of $4.0 million.

Deposits increased $8.5 million, or 3.9%, to $223.8 million at September 30, 2016 from $215.3 million at December 31, 2015. Core deposits, including savings, interest bearing and noninterest bearing checking, and money market deposit accounts increased $7.7 million to $114.4 million at September 30, 2016 from $106.7 million at December 31, 2015, certificates and other time deposits also increased $831,000 to $109.4 million from $108.6 million at September 30, 2016 and December 31, 2015 respectively.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $5.0 million, or 18.5%, to $32.0 million at September 30, 2016 from $27.0 million at December 31, 2015. These advances were used to fund loan growth.

Total stockholders’ equity increased $1.2 million, or 4.4%, to $28.6 million at September 30, 2016 from $27.4 million at December 31, 2015. The increase is primarily a reflection of year to date net income along with increases to accumulated other comprehensive income offset by stock repurchases and dividends paid.

	September 30,	December 31,
	2016	2015
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$285,558	$271,023
Total cash and cash equivalents	10,159	6,837

Investment in available for sale securities, at fair value	24,226	28,101
Loans held for sale	63	1,668
Loans, net	232,635	218,009
Bank-owned life insurance	6,738	5,279
Federal Home Loan Bank of Indianapolis, at cost	1,329	1,323
Deposits	223,820	215,278
Borrowings	32,000	27,000
Total Equity	28,614	27,404

ASSET quality ratios:

Nonperforming loans to total loans	1.51%	1.83%
Nonperforming assets to total assets	1.54%	1.84%
Net charge-offs (recoveries) to average loans outstanding	0.64%	0.60%
Allowance for loan losses to non-performing loans	67.80%	54.44%
Allowance for loan losses to total loans	1.02%	1.00%

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2016	2015	2016	2015
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,490	$3,259	$10,097	$9,536
Interest expense	473	462	1,432	1,279
	3,017	2,797	8,665	8,257
Provision for loan losses	534	362	1,301	992
Net interest income after provision for loan losses	2,483	2,435	7,364	7,265
Noninterest income	397	409	1,518	1,120
Noninterest expense	2,119	2,097	6,595	6,357
Income before income tax expense	761	747	2,287	2,028
Income tax expense	287	265	822	719
Net income	474	482	1,465	1,309

Basic earnings per share	$0.47	$0.41	$1.44	$1.10
Diluted earnings per share	0.46	0.41	1.42	1.09
Dividends per share	0.06	0.06	0.18	0.18